UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 31, 2011

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 11, 2011 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY, 14607. Please note this is a change in venue from the prior year.

This booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Martin Mucci
President and Chief Executive Officer

PAYCHEX, INC.

911 Panorama Trail South •  Rochester, New York 14625-2396

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00 a.m. Eastern Time on Tuesday, October 11, 2011. Continental breakfast will be available from 9:00 a.m. to 10:00 a.m.

Location:	The Strong, One Manhattan Square, Rochester, NY, 14607.

Items of Business:	(1) To elect nine nominees to the Board of Directors for one-year terms;

(2) To hold an advisory vote on executive compensation;

(3) To hold an advisory vote on the frequency of future advisory votes on executive compensation;

(4) To ratify the selection of the independent registered public accounting firm; and

(5) To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Record Date:	Stockholders of record as of the close of business on August 12, 2011, are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. You may vote either by signing and returning the enclosed proxy card, via the Internet, by telephone, or by written ballot at the Annual Meeting as more fully described in the Proxy Statement.

Annual Meeting Webcast:	The Annual Meeting will be simultaneously broadcast over the Internet at 10:00 a.m. Eastern Time on October 11, 2011. Please note that you will not be able to vote or ask questions through the webcast. It can be accessed at the Investor Relations page at www.paychex.com, and will be archived and available for replay for approximately one month.

August 31, 2011 By Order of the Board of Directors Stephanie L. Schaeffer Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILIBILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 11, 2011

Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2011 are available at
http://investor.paychex.com/annual.aspx

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS OF PAYCHEX, INC.
TO BE HELD ON OCTOBER 11, 2011

This Proxy Statement is being mailed to stockholders of Paychex, Inc. (“Paychex,” the “Company,” “we,” or “our”), a Delaware corporation, on or about August 31, 2011, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, October 11, 2011 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, NY, 14607.

Stockholders Entitled to Vote; Outstanding Shares; Quorum

Paychex has one class of shares outstanding, designated common stock, $0.01 par value per share. The Board has fixed the close of business on August 12, 2011 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 362,685,721 shares of common stock were issued and outstanding. A majority of the issued and outstanding shares (181,342,862 shares) present at the Annual Meeting in person or by proxy will constitute a quorum. A quorum is necessary to hold a valid meeting. Stockholders will be entitled to one vote for each share of common stock held as of the record date.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy.

Registered Stockholders.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record of those shares. Please vote by proxy in accordance with the instructions on your proxy card, or the instructions you receive through electronic mail.

There are three convenient ways to submit your vote by proxy:

•	Voting by Internet — You can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by telephone — You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•	Voting by mail — If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

The deadline for Internet or telephone voting is 11:59 p.m. Eastern Time on Monday, October 10, 2011. If you vote by telephone or the Internet, you do not need to return your proxy card. Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name.

Beneficial Stockholders.  If you hold your shares through a broker, bank, or other holder of record, you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. In order to vote your shares, please refer to the voting instruction form or other materials forwarded to you by your broker, bank, or other holder of record. If your shares are held in the name of a broker, bank, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund.  If a stockholder is a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex 401(k) Incentive Retirement Plan (the “401(k) Plan”), the stockholder can vote using the previously described methods. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the stockholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. The participant’s voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to the participant’s individual voting direction. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on October 6, 2011. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

Revoking Your Proxy

Registered stockholders can revoke their proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail; or

•	voting in person at the Annual Meeting.

Beneficial stockholders should contact their broker, bank, or other holder of record for instructions on how to change their vote.

General Information on Voting

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. Shares voted by proxy card received without choices specified will be voted as follows:

•	FOR the nine nominees for election to the Board;

•	FOR the executive compensation program (“say-on-pay” vote);

•	FOR a frequency of every year for advisory votes on executive compensation; and

•	FOR the ratification of the selection of the independent registered public accounting firm (the “independent accountants”).

If a broker holds your shares in its name, and you do not provide your voting instructions to them, that broker is permitted to use its own discretion and vote your shares on routine matters. However, a broker does not have discretion to vote your shares on non-routine matters (“broker non-votes”). Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your broker on all voting items.

Abstentions are also counted for the purposes of establishing a quorum, but will have the same effect as a vote against a proposal, except in regards to the election of directors and the frequency of advisory votes on executive compensation. For these two items, abstentions will have no direct impact.

Vote Required

The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting. With respect to Proposals 1, 2, and 4, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” With respect to Proposal 3, you may vote for a frequency of “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or you may “ABSTAIN.”

Proposal Number	Proposal Description	Vote Required

Proposal 1	Election of nine nominees to the Board of Directors	Majority of the votes duly cast
Proposal 2	An advisory vote on executive compensation	Majority of the shares present in person or by proxy and entitled to vote
Proposal 3	An advisory vote on the frequency of future advisory votes on executive compensation	Frequency receiving majority of the votes duly cast
Proposal 4	Ratification of the selection of the independent accountants	Majority of the shares present in person or by proxy and entitled to vote

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission (“SEC”), as of July 31, 2011, with respect to the beneficial ownership of common stock of the Company by: (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities; (ii) each director and nominee for director of the Company; (iii) each of the named executive officers (“NEO”s) of the Company named in the Fiscal 2011 Summary Compensation Table; and (iv) all directors, NEOs, and executive officers of the Company as a group.

	Amount of Beneficial
	Ownership of	Percent of
Name	Common Stock(1)	Class(1)

More than 5% owners:
B. Thomas Golisano(2),(3),(4)	37,958,637	10.4%
1 Fishers Road
Pittsford, NY 14534

Capital World Investors(5)	29,638,718	8.2%
333 South Hope Street
Los Angeles, CA 90071

Directors:
B. Thomas Golisano(2),(3),(4)	37,958,637	10.4%
Joseph G. Doody(6)	5,094	**
David J. S. Flaschen(6),(7)	83,779	**
Phillip Horsley(6),(7)	148,736	**
Grant M. Inman(4),(6),(7)	246,920	**
Pamela A. Joseph(6),(7)	37,471	**
Martin Mucci(6),(7)	304,886	**
Joseph M. Tucci(6),(7)	69,971	**
Joseph M. Velli(6),(7)	36,304	**

Named Executive Officers:
Martin Mucci(6),(7)	304,886	**
John M. Morphy(6),(7)	254,950	**
Michael E. Gioja(6),(7)	31,087	**
William G. Kuchta(6),(7)	145,813	**
Michael A. McCarthy(6),(7),(8)	92,182	**
Jonathan J. Judge(9)	55,004	**
Delbert M. Humenik(10)	813	**

All directors, NEOs, and executive officers of the Company as a group (18 persons)(6),(7)	39,504,539	10.9%

**	Indicated percentage is less than 1%.

(1)	Based upon the number of shares of common stock issued and outstanding as of July 31, 2011. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options.

(2)	Included in shares beneficially owned for Mr. Golisano are 278,060 shares owned by the B. Thomas Golisano Foundation for which Mr. Golisano is a member of the foundation’s six-member board of trustees. Mr. Golisano disclaims beneficial ownership of these shares.

(3)	Mr. Golisano has 11,430,295 shares pledged as security.

(4)	Included in shares beneficially owned are shares held in the names of family members or other entities: Mr. Golisano — 71,330 shares; and Mr. Inman — 136,949 shares.

(5)	Beneficial ownership information is based on information contained in the Form 13F filed with the SEC on May 13, 2011 by Capital World Investors. Capital World Investors, a division of Capital Research and

Management Company (“CRMC”), is deemed to be the beneficial owner of 29,638,718 shares as a result of CRMC’s acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(6)	Included in shares beneficially owned are unvested restricted stock: Mr. Doody — 3,094 shares; Mr. Flaschen — 5,449 shares; Mr. Horsley — 1,652 shares; Mr. Inman — 5,449 shares; Ms. Joseph — 5,449 shares; Mr. Mucci — 52,558 shares; Mr. Tucci 5,449 shares; Mr. Velli — 5,449 shares; Mr. Morphy — 54,615 shares; Mr. Gioja — 12,714 shares; Mr. Kuchta — 17,310 shares; Mr. McCarthy — 18,042 shares; and all directors, NEOs, and executive officers as a group — 204,546 shares.

(7)	Included in shares beneficially owned are shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2011: Mr. Flaschen — 59,979 shares; Mr. Horsley — 47,084 shares; Mr. Inman — 59,979 shares; Ms. Joseph — 24,979 shares; Mr. Mucci — 238,367 shares; Mr. Tucci — 59,979 shares; Mr. Velli — 21,979 shares; Mr. Morphy — 176,338 shares; Mr. Gioja — 17,108 shares; Mr. Kuchta — 114,188 shares; Mr. McCarthy — 68,188 shares; and all directors, NEOs, and executive officers as a group — 901,525 shares.

(8)	Mr. McCarthy retired from the Company effective August 1, 2011 and, as a result, forfeited 18,042 shares of unvested restricted stock included in his beneficial ownership as of July 31, 2011.

(9)	Mr. Judge resigned from his position of President and Chief Executive Officer effective July 31, 2010.

(10)	Mr. Humenik resigned from his position of Senior Vice President of Sales and Marketing effective October 15, 2010.

PROPOSAL 1 •  ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Stockholders annually elect directors to serve for one year and until the directors’ successors have been elected and qualified. The nine persons listed below, each of whom currently serves as a director, have been nominated for election to the Board by the Company’s Governance and Compensation Committee. Seven of the nine nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and has qualified. Although the Board believes that all of the nominees will be available to serve as a director, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board. Below we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our business and structure. Also included below are any public company directorships held during the past five years and directors’ periods of service to our Board.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, Directorships, and Qualifications

B. Thomas Golisano	69	1979	Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. He serves on the board of trustees of the Rochester Institute of Technology. Mr. Golisano serves as a director of numerous non-profit organizations and private companies, and is founder and member of the board of trustees of the B. Thomas Golisano Foundation. He serves on our Executive Committee. Mr. Golisano has extensive executive experience as the founder and former Chief Executive Officer of Paychex, which provides him with in-depth knowledge of the operations of the Company and qualifies him to lead the Board.
Joseph G. Doody	58	2010	Mr. Doody has served as President, North American Delivery of Staples, Inc., an office products company, since 1998. From 1974 to 1998, Mr. Doody held several managerial positions with Eastman Kodak Company, an imaging technology company, most recently serving as General Manager and Vice President, North America, Office Imaging. Mr. Doody serves as a director of Casella Waste Systems, Inc. and is a member of the Executive Advisory Committee for the Simon Graduate School of Business at the University of Rochester. He serves on our Audit Committee. Mr. Doody’s strong understanding of small- to medium-sized businesses through his experience at Staples, as demonstrated by growth within his organization, provides our Board with important operational insight.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, Directorships, and Qualifications

David J. S. Flaschen	55	1999	Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. Most recently, he was a partner with Castanea Partners, a private equity investment firm, from 2005 to 2011. Mr. Flaschen is a director of various private companies. He is the Chairman of our Audit Committee and serves on our Investment Committee and Governance and Compensation Committee. Mr. Flaschen has extensive executive experience in information and marketing services. His financial expertise is a great benefit to the Board and Audit Committee, acquired through his education and his experience, including his role in assessing financial performance of other companies and in reviewing and understanding financial statements.
Phillip Horsley	72	2011	Mr. Horsley is the founder of Horsley Bridge Partners, a leading manager of private equity investments for institutional investors, since 1982. Mr. Horsley was a director of the Company from 1982 to 2009, and is standing for re-election at the 2011 Annual Meeting. Mr. Horsley has a strong background in finance and business and has expertise in investment management. Mr. Horsley’s long-term relationship with the Company provides him with extensive knowledge of the Company’s history and operating environment.
Grant M. Inman	69	1983	Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. He is a director of Lam Research Corporation and several private companies. He was a director of Wind River Systems, Inc. until July 2009. Mr. Inman is a trustee of the University of California, Berkeley Foundation. He is the Chairman of our Investment Committee and serves on our Audit Committee and Governance and Compensation Committee. Mr. Inman has a strong background in finance, business, and entrepreneurial experience, and has expertise in investment management. Mr. Inman’s 28-year tenure on the Board provides him with extensive knowledge of the Company.
Pamela A. Joseph	52	2005	Ms. Joseph is Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp. U.S. Bancorp Payment Services and Elavon manage and facilitate payment processing. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 14-member managing committee. She is a director of Centene Corporation. Ms. Joseph serves on our Audit Committee and our Executive Committee. She has extensive executive experience in the financial services industry, and brings a wealth of technology insight to the Board and Audit Committee.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, Directorships, and Qualifications

Martin Mucci	51	2010	Mr. Mucci has served as President and Chief Executive Officer of the Company since September 2010. Mr. Mucci joined the Company in 2002 as Senior Vice President, Operations. Prior to joining Paychex, he held senior level positions with Frontier Telephone of Rochester, a telecommunications company, during his 20-year career. Mr. Mucci is a director of Cbeyond, Inc. He is currently Chairman of the St. John Fisher College Board of Trustees, and also serves as the Chairman of the Catholic Family Center Board of Governors. He is Chairman of our Executive Committee. The Board selected Mr. Mucci to serve as a director as he provides day-to-day leadership as the current Chief Executive Officer of Paychex, giving him in-depth knowledge of the Company, its operations, and opportunities.
Joseph M. Tucci	64	2000	Mr. Tucci has been the Chairman of the Board of Directors of EMC Corporation, the world leader in information infrastructure technology and solutions, since January 2006. He has been Chief Executive Officer and President of EMC Corporation since January 2001, and President since January 2000. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc. He is Chairman of our Governance and Compensation Committee. Mr. Tucci’s experience as Chief Executive Officer of EMC Corporation provides him with extensive executive management experience and knowledge of the challenges a company faces due to rapid changes in the marketplace.
Joseph M. Velli	53	2007	Mr. Velli has been Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of investment services, since October 2006. Prior to the formation of BNY ConvergEx Group, he was a Senior Executive Vice President of The Bank of New York since September 1998 and assumed the additional role of Chief Executive Officer of BNY Securities Group in October 2002. He is a director of E*Trade Financial Corporation. He serves on our Investment, Governance and Compensation, and Executive Committees. Mr Velli has extensive knowledge of the capital markets and plays a key role in the Board’s discussions of the Company’s investments and liquidity.

Our by-laws provide that each director shall be elected by a majority of the votes cast for the director at any meeting for the election of directors at which a quorum is present. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the committee’s recommendation and will determine whether to accept such offer.

The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these nominees.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2011

Director compensation is set by the Governance and Compensation Committee and approved by the Board. The Board’s authority cannot be delegated to another party. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. The Company’s management does not play a role in setting Board compensation. Martin Mucci, President and Chief Executive Officer (“CEO”) of the Company since September 2010, and Jonathan J. Judge, former President and CEO of the Company, received no compensation for their services as directors. The compensation received by Mr. Mucci and Mr. Judge in their roles as President and CEO are shown in the Fiscal 2011 Summary Compensation Table, contained in the Named Executive Officer Compensation Section of this Proxy Statement.

Cash Compensation

The annual cash compensation paid to the independent directors in effect for the fiscal year ended May 31, 2011 (“fiscal 2011”) is as follows:

Compensation Element	Amount

Annual cash retainer, applicable to all independent directors	$70,000
Audit Committee member annual retainer	$10,000
Governance and Compensation Committee member annual retainer	$7,500
Investment Committee member annual retainer	$5,000
Executive Committee member annual retainer	$5,000
Audit Committee Chair annual retainer	$20,000
Governance and Compensation Committee Chair annual retainer	$12,500

The cash compensation component is comprised solely of annual retainers, which are paid in quarterly installments. The retainers for the chairs of the Audit Committee and Governance and Compensation Committee were included to provide compensation for those Board members who contribute additional time in preparation for committee meetings. These amounts are in addition to member annual retainer amounts. Effective July 7, 2010, annual retainers were increased to the levels noted above. The most significant change was in the annual retainer, increasing $25,000 to $70,000.

Mr. Golisano, who is not an independent director, received an annual retainer of $200,000 for his services as Chairman of the Board, paid in quarterly installments. This reflects an increase of $60,000 effective July 7, 2010, in conjunction with the other increases to director cash compensation. The Chairman of the Board does not receive any other cash or equity-based compensation.

Equity-Based Compensation

Equity-based compensation consists of a blend of stock options and restricted stock. In July 2010, the restricted stock awards granted in July 2007 lapsed. For Messrs. Flaschen, Inman, and Tucci and Ms. Joseph, 1,334 shares lapsed resulting in a value of $34,244 each. For Mr. Velli, 2,001 shares lapsed resulting in a value of $51,366. In July 2010, independent directors Messrs. Flaschen, Inman, Tucci, and Velli and Ms. Joseph received an annual award under the Paychex, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) as follows:

	Restricted Stock Awards	Option Awards

Grant Date	July 7, 2010	July 7, 2010
Exercise Price	NA	$26.02
Quantity	1,922	7,686
Vesting Schedule	On the third anniversary of the date of grant.	One-third per annum over three years from the date of grant.
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.
Other	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.(1)	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

With the July 2010 award, the equity-based compensation structure for independent directors was based on a total value of approximately $100,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. The total estimated value was reduced from a previous target of $120,000 with the increase to director annual retainers as noted previously under “Cash Compensation.” The quantity of equity awards granted varies based on the estimated fair value as of the grant date.

On October 13, 2010, Mr. Doody was granted 5,765 options to purchase common stock at an exercise price of $27.63 and 1,442 shares of restricted stock. The terms of these grants are similar to the equity awards granted in July 2010, with the exception that both awards vest fully on the first anniversary of the grant date. These awards were granted to Mr. Doody upon his appointment to the Board. The award quantities are based on a proration of 75% of the quantities awarded to directors in July 2010.

In July 2011, the Board granted each independent director 11,468 options to purchase shares of the Company’s common stock at an exercise price of $31.63 per share and 1,652 shares of restricted stock. The terms of these awards were similar to the equity awards granted in July 2010, with the exception that these awards vest on the first anniversary of the grant date. The award quantities are based on an estimated total value of approximately $100,000.

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this Proxy Statement for a listing of investment funds available to participants and the annual rates of return on those funds. Mr. Flaschen defers 100% of his Board cash compensation under this plan. No other directors participate in the plan at this time.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The Governance and Compensation Committee set a stock ownership guideline for our independent directors with a value of four times his or her annual Board retainer, not including any committee retainers. The ownership guideline was established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the initial adoption of the guideline. Directors must hold underlying stock received through restricted stock awards until their service on the Board is complete, with the exception of those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, unvested restricted stock awarded to the directors is included.

Directors must adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Fiscal 2011 Director Compensation

The table below presents the total compensation received from the Company by all directors for fiscal 2011.

	Fees Earned
	or Paid in	Stock Awards	Option Awards	Total
Name	Cash ($)(1)	($)(2),(4)	($)(3),(4)	($)

B. Thomas Golisano	$200,000	$—	$—	$200,000
Joseph G. Doody(5)	$40,000	$39,842	$21,227	$101,069
David J. S. Flaschen(6)	$112,500	$50,010	$30,541	$193,051
Grant M. Inman	$92,500	$50,010	$30,541	$173,051
Pamela A. Joseph	$82,500	$50,010	$30,541	$163,051
Joseph M. Tucci	$90,000	$50,010	$30,541	$170,551
Joseph M. Velli	$85,000	$50,010	$30,541	$165,551

(1)	The amounts in this column are as described previously under “Cash Compensation.”

(2)	Except for Mr. Doody as discussed in note 5, the amounts in this column reflect the fair value of $26.02 per share for restricted stock awards granted on July 7, 2010, and do not reflect whether the recipient has actually realized a financial gain from these awards (such as a lapse in a restricted stock award). The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant.

(3)	Except for Mr. Doody as discussed in note 5, the amounts in this column reflect the fair value of $3.97 per option granted on July 7, 2010, as determined using a Black-Scholes option pricing model, and do not reflect whether the recipient has actually realized a financial gain from these awards (such as by exercising stock options). Refer to note 3 to the Fiscal 2011 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this Proxy Statement, for the assumptions used in determining the fair value of these awards.

(4)	As of May 31, 2011, each director had unvested restricted stock outstanding as follows: Mr Doody — 1,442 shares; Mr. Flaschen — 5,672 shares; Mr. Inman — 5,672 shares; Ms. Joseph — 5,672 shares; Mr. Tucci— 5,672 shares; and Mr. Velli — 5,672 shares. As of May 31, 2011, each director had the following number of options outstanding: Mr. Doody — 5,765; Mr. Flaschen — 67,186; Mr. Inman — 67,186; Ms. Joseph — 32,186; Mr. Tucci — 67,186; and Mr. Velli — 29,186.

(5)	Mr. Doody was appointed to the Board in October 2010. On October 13, 2010, he was granted restricted stock awards with a fair value of $27.63 per share and stock options with a fair value of $3.68 per share. For the stock options, the fair value was determined using the following assumptions: risk-free interest rate of 1.2%; dividend yield of 4.3%; volatility factor of .25; and expected option term life of 5.0 years.

(6)	Mr. Flaschen defers 100% of his cash fees earned to our non-qualified and unfunded deferred compensation plan.

PROPOSAL 2 •  ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval for our NEO compensation, as described in the Compensation Discussion and Analysis (the “CD&A”) section and Named Executive Officer Compensation section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this Proxy Statement. We encourage stockholders to read the sections of this Proxy Statement referenced, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Our executive compensation programs are designed to attract, develop, motivate, and retain highly qualified NEOs, who are critical to our success. We believe in a pay-for-performance approach to NEO compensation, and under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs are as follows:

•	NEO compensation is evaluated and determined by our Governance and Compensation Committee, which is comprised of all independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•	Our executive compensation program is designed to implement core compensation principles, including alignment with shareholder interests, long-term value creation, and pay-for-performance. This is done through a mix of fixed and variable compensation. In addition, a mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•	In fiscal 2011, the equity-based long-term incentive awards were changed to include a mix of option awards, time-vested restricted stock awards, and performance awards. The performance awards were added to drive longer-term financial goals anticipated to increase shareholder value.

•	The Governance and Compensation Committee used its discretion to award only time-vested restricted stock to certain officers nearing retirement, to encourage retention.

•	The Board approved a change-in-control plan for officers of the Company to secure their continued service and ensure optimization of stockholder value in the event of a change-in-control. The plan outlines standard severance arrangements for executives if involuntary termination occurs within twelve months of a change-in-control event. The value of the benefits under the plan are conservative relative to our Peer Group and the plan does not provide for tax gross-ups.

In addition, we have compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines for directors and executive officers.

•	A long-standing insider trading policy.

•	Equity-based compensation agreements contain certain non-compete and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the gross value of any vested restricted shares or profits from exercises of option awards.

•	Employment of all executive officers “at will.”

The Governance and Compensation Committee and the Board believe that the policies, procedures, and amounts of compensation discussed here and described further in this Proxy Statement are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our executive compensation, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

This say-on-pay vote is advisory, and therefore is not binding on the Company, the Governance and Compensation Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders concerns and the Governance and Compensation Committee will evaluate whether actions are necessary to address these concerns.

The Board of Directors recommends a vote FOR the advisory vote approving the executive compensation, as disclosed in this Proxy Statement.

PROPOSAL 3 • ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory say-on-pay vote, we are seeking a stockholder advisory vote on the frequency of future say-on-pay votes, as provided in Proposal 2. Stockholders may indicate how often they would prefer a say-on-pay advisory vote to occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Company to hold the advisory vote on the frequency of say-on-pay votes at least once every six years.

After careful consideration, our Board has determined that an annual say-on-pay vote is the most appropriate for the Company at this time, and recommends that stockholders vote for the Company to hold annual advisory votes on executive compensation, as decisions on executive compensation are made annually. We believe that an annual advisory say-on-pay vote allows us to obtain frequent and timely input from our stockholders regarding corporate governance and executive compensation philosophy, policies, and practices.

The option of one year, two years, or three years that receives the majority of votes cast will be the frequency for the advisory say-on-pay vote that has been selected by the stockholders. However, as this is an advisory vote, it is not binding on the Company or the Board. The Board will take into account the opinion of our stockholders when determining which frequency for future say-on-pay votes is best suited to the Company.

The Board of Directors recommends a vote for a frequency of EVERY YEAR for which stockholders will have an opportunity to cast an advisory vote on the compensation of the Company’s NEOs as set forth in the Proxy Statement.

PROPOSAL 4 •  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending May 31, 2012. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from Ernst & Young LLP, the Company’s independent accountants since 1983, will be present at the Annual Meeting, will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of Ernst & Young LLP, a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting must be voted for the proposal.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2012.

Fees For Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP:

	Year Ended May 31,
	2011	2010

Audit fees	$744,000	$737,000
Audit-related fees	49,000	45,000
All other fees	65,000	—

Total fees	$858,000	$782,000

Audit fees for fiscal 2011 and for the fiscal year ended May 31, 2010 (“fiscal 2010”) were for professional services rendered for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Audit-related fees for fiscal 2011 and fiscal 2010 were for employee benefit plan audits.

All other fees for fiscal 2011 were for an information technology data security review. There were no tax or other non-audit-related services provided by the independent accountants for fiscal 2010.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2011 and fiscal 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. Ernst & Young LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2011 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2011, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) and SEC Rule 207. The independent accountants have provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for fiscal 2011 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman
Joseph G. Doody
Grant M. Inman
Pamela A. Joseph

CORPORATE GOVERNANCE

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the final decision-making body of the Company, except for those matters for which authority is reserved for, or shared with, the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company.

The Board currently separates the role of Chairman of the Board from the CEO. The Board believes that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry, but is not involved in the day-to-day operations of the Company. Mr. Golisano’s extensive experience as founder and former CEO qualifies him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company. Our corporate governance guidelines also provide that the Board will designate a Lead Independent Director, currently Mr. Tucci, who has the responsibility for conducting regularly scheduled executive sessions of the independent directors.

The Board held four meetings during fiscal 2011 and two conference calls. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2011, each director attended more than 90% of the Board meetings and committee meetings on which the director served. Directors are encouraged to attend annual meetings of stockholders. All directors attended the 2010 Annual Meeting of Stockholders.

Regularly scheduled executive sessions of the independent members of the Board, without members of management present, are held in conjunction with meetings of the Board. As appropriate, matters presented to the Board by the Governance and Compensation Committee are reviewed and discussed in executive session by the independent directors, which in fiscal 2011 were all directors except for Mr. Golisano, Mr. Judge, and Mr. Mucci.

Risk Oversight

One of the functions of the Board is oversight of risks inherent in the operation of the Company’s business. The Board fulfills this function through regular reports from officers for oversight of particular risks within the Company, through review of the Company’s strategic plan, and through delegation of certain risk oversight functions to various committees. The Audit Committee has oversight responsibility for the areas of financial risk, data security risk, compliance risk, and fraud risk. The Investment Committee has established a policy outlining risk-tolerance and detailing requirements for the Company’s investment portfolios, and oversees compliance with that policy. The Governance and Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below, as well as risks related to corporate governance matters including succession planning, director independence, and related person transactions. The responsibilities of each committee are detailed in the individual committee charters, which are available on the Company’s website and are summarized in the Board of Directors Committees section that follows.

As part of its risk oversight, the Board conducted an assessment of risks arising from the Company’s compensation programs. The Governance and Compensation Committee reviewed such programs with its independent compensation consultant. The Governance and Compensation Committee’s assessment included a review of mitigating factors including the performance metrics used in each compensation arrangement, the balance of fixed and variable and short-term and long-term compensation, stock ownership guidelines, and recoupment and other forfeiture provisions. Based on this review, the Governance and Compensation Committee concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board of Directors Committees

The Board has established four standing committees with the following director assignments and independence determination:

Governance and
		Executive	Audit	Investment	Compensation
Name	Independence(1)	Committee	Committee	Committee	Committee

B. Thomas Golisano		X
Martin Mucci		Chairman
Joseph G. Doody	X		X
David J. S. Flaschen	X		Chairman	X	X
Grant M. Inman	X		X	Chairman	X
Pamela A. Joseph	X	X	X
Joseph M. Tucci	X				Chairman
Joseph M. Velli	X	X		X	X
Number of meetings held by committee during fiscal 2011		2	6	1	5

(1)	Directors are independent within the meaning of applicable SEC and NASDAQ director independence standards.

Note: Phillip Horsley was appointed to the Board in July 2011, and serves on the Investment and Governance and Compensation Committees.

The Board has determined that all members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements and applicable SEC rules regarding independence, and that Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules. The Board has also determined that all members of the Governance and Compensation Committee meet the NASDAQ independence criteria.

Executive Committee.  The primary responsibility of the Executive Committee is to exercise all the powers and authority of the Board except as limited by law.

Audit Committee.  The primary responsibilities of the Audit Committee are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes;

•	review the performance and independence of the Company’s independent accountants;

•	review and appraise the performance of the Company’s internal auditors;

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board; and

•	review significant risk exposures and processes to monitor, control, and report such exposures; annually reporting on such information to the Board.

Investment Committee.  The primary responsibilities of the Investment Committee are to:

•	review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee.  The primary responsibilities of the Governance and Compensation Committee are to:

•	evaluate and determine compensation for the directors, CEO, and senior executive officers;

•	provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

•	evaluate compensation policies for mitigating factors on risks that are reasonably likely to have a material adverse effect on the Company;

•	identify, evaluate, and recommend to the Board candidates for nomination for election to the Board; and

•	review annually the independence of directors.

The Audit, Investment, and Governance and Compensation Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.”

Nomination Process

The Governance and Compensation Committee functions as our nominating committee. The Board does not have a formal policy regarding diversity. However, the Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company. The Board’s Nomination Policy included in the Governance and Compensation Committee Charter is intended to achieve this result.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.

The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the Chairman of the Governance and Compensation Committee in accordance with the policy described in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

It is the Company’s policy to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted on the Company’s website.

All employees are required to disclose specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor, or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. The Company reviews and determines if a conflict of interest exists related to any such transactions. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chair of the Governance and Compensation Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s finance department annually reviews the Company’s listing of related parties for determination of potential related-person transactions that would be disclosable in the Company’s periodic reports or proxy materials under United States generally accepted accounting principles (“GAAP”) and SEC rules.

The Governance and Compensation Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest.

Mr. Tucci, a member of the Board, is the Chairman, President, and Chief Executive Officer of EMC Corporation. During fiscal 2011, the Company purchased through negotiated transactions approximately $5.7 million of data processing equipment and software from EMC Corporation. Mr. Tucci was not personally involved in the negotiation of these transactions.

Mr. Doody, a member of the Board, is the President for North American Delivery, one of Staples, Inc. significant business segments. During fiscal 2011, the Company purchased through negotiated transactions approximately $1.8 million of office supplies from Staples, Inc. Mr. Doody was not personally involved in the negotiation of these transactions.

Mr. Judge, the Company’s former President and CEO and a former member of the Board until October 2010, is a member of the Board of Directors of Dun & Bradstreet Corporation. During fiscal 2011, the Company purchased $0.4 million of services from Dun & Bradstreet Corporation.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Governance and Compensation Committee were at any time during fiscal 2011, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the Governance and Compensation Committee, and is also an executive of EMC Corporation. As noted above, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2011, no member of the Governance and Compensation Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chairman of any standing committee of the Board. Written communications should be clearly marked “Stockholder and Other Interested Parties — Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2011, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements, with one exception. Mr. Doody’s Form 3 filing upon becoming a member of the Board was filed timely, but was subsequently amended more than ten days after his appointment to the Board.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.” The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2011 Business and Financial Highlights

Our financial results for fiscal 2011 reflected continued gradual improvement in many of our key business indicators that had in the prior two years been challenged by the economic recession. These improvements resulted in a return to year-over-year growth, after experiencing a decline in the previous year.

Our performance targets incorporated into our executive compensation programs typically are based on the financial measures of service revenue and operating income, net of certain items. Service revenue for fiscal 2011 increased 5% compared to the prior year, and operating income, net of certain items, increased 7% for fiscal 2011 compared to the prior year. We also continued to manage our expenses, allowing our operating income, net of certain items, as a percent of service revenue to increase to 36.3% for fiscal 2011, up from 35.4% for fiscal 2010.

     For more information about our fiscal 2011 business results, see the section of our Fiscal 2011 Annual Report on Form 10-K (“Form 10-K”) entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     In addition, during fiscal 2011, we had the following accomplishments:

• We acquired two software-as-a-service companies, SurePayroll, Inc. and ePlan Services, Inc. These acquisitions opened up additional areas of the markets we serve. They leverage our strength in payroll and retirement services, offering expanded channels for selling.

• We introduced new service offerings, including the highly successful Paychex HR Essentials, an administrative services organization that provides support to our clients over the phone or online to help manage employee-related topics.

• We continued to invest in our product development and supporting technology by expanding our enhanced platform for payroll processing to additional products.

During fiscal 2011, we had changes in our executive officer team as follows:

•	Jonathan J. Judge resigned as President and CEO effective July 31, 2010 and did not stand for reelection to our Board in October 2010.

•	Martin Mucci, previously our Senior Vice President of Operations, was appointed President and CEO in September 2010 and appointed to the Board in October 2010.

•	John M. Morphy, Senior Vice President, CFO, and Secretary, announced his plans to retire in January 2012, and effective June 1, 2011, Mr. Efrain Rivera was appointed as his successor. Mr. Morphy continues to serve as Vice President of Finance until his retirement.

•	Delbert M. Humenik resigned as Senior Vice President of Sales and Marketing in October 2010.

•	William G. Kuchta, previously our Vice President of Organizational Development announced his plans to retire in October 2011, and Ms. Laurie L. Zaucha was appointed in March 2011 to be his successor. Mr. Kuchta continues to serve as Vice President of Government Affairs until his retirement.

2011 Executive Compensation Highlights

We believe in a pay-for-performance approach to executive compensation. For those NEOs not nearing retirement, 66% of total compensation was in the form of pay-for-performance for fiscal 2011. Therefore, the Company’s financial results were a significant factor in the decisions made by the Governance and Compensation Committee related to executive compensation for fiscal 2011.

•	Annual Officer Performance Incentive Program. As previously discussed, some of our key business indicators, including checks per client, discounting, and client retention, gradually improved throughout fiscal 2011. As a result, we slightly exceeded our established performance target on service revenue. Our continued expense management also resulted in exceeding our maximum on both operating income, net of certain items, and operating income, net of certain items, as a percent of service revenue. We did continue to experience challenges in the new sales environment as a result of lack of growth in new business starts. Therefore, results did not meet the threshold for payout for annualized new business revenue. For fiscal 2011, the NEOs earned, on average, annual officer performance incentive program (“annual incentive program”) payouts equal to approximately 110% of the target payout. Refer to the section of this CD&A entitled “Annual Officer Performance Incentive Program” for a more detailed discussion of this program.

•	Equity-based compensation. In July 2010, the equity-based compensation structure was changed as performance shares were added. NEOs were granted annual equity-based compensation in the form of stock options, time-vested restricted stock, and performance shares. Certain officers considering retirement were granted solely time-vested restricted stock for retention purposes. Performance shares add to the pay-for-performance philosophy by rewarding NEOs for leading their organizations to achieve longer-term financial goals that are anticipated to increase shareholder value. Refer to the section of this CD&A entitled “Equity-Based Compensation” for further discussion.

•	CEO Compensation. Upon his promotion to President and CEO in September 2010, Mr. Mucci was awarded a base salary of $800,000, and was granted additional awards of stock options, restricted stock, and performance shares, as detailed in the Grants of Plan-Based Awards Table included in the Named Executive Officer Compensation section of this Proxy Statement. The terms of these awards were consistent with those the other NEOs received as part of their annual equity award in July 2010.

•	Separation Arrangements. As part of Mr. Judge’s separation and release, he received a separation payment of $1.9 million, immediate acceleration of unvested equity awards granted prior to July 1, 2007, and COBRA premiums for health insurance for twelve months. An additional 11,111 shares of restricted stock and an additional 30,000 stock options from the July 17, 2007 awards also vested immediately on July 31, 2010.

As part of Mr. Humenik’s separation and release, he received a lump-sum payment equal to six months salary and health insurance premiums. For further discussion of the agreements with Mr. Judge and Mr. Humenik, refer to the section of this CD&A entitled “Separation Agreements.”

•	Change-In-Control. In April 2011, the Board approved a Change-In-Control Plan covering the officers of the Company. This plan provides that upon involuntary termination within 12 months of a change-in-control, the officer is entitled to certain severance benefits. The value of the benefits under the plan are conservative relative to our Peer Group and the plan does not provide for tax gross-ups. For further information on this plan, refer to the section of this CD&A entitled “Change-in-Control Plan.”

Corporate Governance Highlights

We endeavor to maintain governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2011, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

•	Our Governance and Compensation Committee, which is comprised solely of independent directors, utilizes the services of Steven Hall & Partners (“Steven Hall”) as an independent compensation consultant, who reports only to the committee and does not perform any other services for the Company.

•	We have stock ownership guidelines for our executive officers.

•	The benefits our NEOs receive in the form of vacation, health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all of our employees.

•	Our equity-based compensation agreements contain certain non-compete and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the gross value of any vested restricted shares or profits from exercises of option awards.

•	Employment of all executive officers “at will.”

Refer to the remainder of this CD&A for a discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as detailed in the Fiscal 2011 Summary Compensation Table included in the Named Executive Officer Compensation section of this Proxy Statement.

Objectives of Compensation Program

The Company believes in a pay-for-performance approach to NEO compensation. The overall objectives of our officer compensation plan are to tie compensation to our overall financial and strategic objectives; align the interests of NEOs with the interests of our stockholders; reward exceptional individual performance; provide competitive opportunities when compared with companies of comparable size; and attract, retain, and develop highly qualified NEOs.

To achieve these objectives, our officer compensation plan has been designed to:

•	be closely linked to, and deliver pay opportunities based on, Company and individual performance;

•	have incentives based on a focused set of financial, operational, and strategic goals;

•	provide the appropriate mix of individualized base salary, variable compensation, and short- and long-term incentives to deliver additional compensation opportunity for superior performance and reduced compensation opportunity in periods where performance goals are not achieved; and

•	be clearly communicated to NEOs, stockholders, and other key parties.

Role of Governance and Compensation Committee

As part of the committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the committee:

•	reviews base salaries for adjustments, if any;

•	establishes the performance targets and payouts of the annual incentive program;

•	approves the prior year payouts under the annual incentive program;

•	grants equity awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

As outlined in its charter, the committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The committee can retain and dismiss such consultants and advisors at any time. The committee’s consultants report directly to the committee and have direct access to the committee through the committee’s chair. The committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the Vice President of Human Resources and Organizational Development, may work closely with the committee’s consultant, the consultant is ultimately accountable to the committee on matters related to executive compensation.

For fiscal 2011, the committee retained the services of Steven Hall as its independent compensation consultant. Steven Hall has not provided any services to the Company prior to or subsequent to being retained as compensation consultant to the committee. The committee was solely responsible for the decision to retain Steven Hall as its consultant. In fiscal 2011, Steven Hall advised the committee on matters of NEO compensation, assisted the committee with analysis and research, and updated the committee on evolving best practices in compensation. While Steven Hall may express an opinion on compensation matters, the committee is solely responsible for setting the type and amount of compensation for NEOs.

Management retains the services of The Burke Group (formerly First Niagara Consulting) as a compensation consultant to advise management on overall compensation strategy and plan design. Generally, compensation plans are developed and proposed by management, with analytical and research assistance by The Burke Group. The committee’s consultant reviews reports from management and The Burke Group and offers the committee their opinions on the findings.

Our CEO and our Vice President of Human Resources and Organizational Development provide recommendations to the committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will be in attendance at the meetings of the committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and also presents recommendations regarding: salary for each of the NEOs (other than himself); the upcoming fiscal year’s annual incentive program structure; and equity awards. Management is excluded from executive sessions of the committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the committee.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity awards delivered under our 2002 Plan. The committee compares our NEOs’ compensation plan with that of other NEOs at similar companies, when such information is available. The committee reviews compensation consultants’ reports to assess our cash compensation elements of base salary and annual incentive program. The committee strives for our NEOs’ compensation to be competitive with our Peer Group, a group of companies with comparable revenue and net income who are in a comparable industry, or who are direct competitors of Paychex (as detailed on the following page). The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends. The committee continues to review each of the elements annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The committee, in making its decisions, targets an equitable mix of compensation.

Annually, management provides the committee a summary for the upcoming fiscal year of total cash compensation and equity awards (based on grant date fair value) for all officer levels, from Vice President (“VP”) to CEO. The summary is used to evaluate compensation recommendations and the impact to total compensation for each individual.

Management also provides the committee on an annual basis a three-year history of total compensation for all officers, including cash, annual incentive program payout, and equity-based compensation. This history provides a more complete picture of the internal trend of compensation to executive officers, both as a team and as individuals. This summary facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions.

Compensation for our officers is most closely compared to our Peer Group, for positions where such information is available. The committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group for net income as shown in the following table. Peer Group comparisons were available for the positions of CEO and CFO, both of whom have total compensation that falls below the median of the Peer Group. Peer Group benchmarking is not the sole determining factor in the committee’s decisions on compensation, and the committee reserves the discretion to adjust compensation based on other factors as discussed above. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group is comprised of the following industries or segments: a direct competitor in the payroll industry; financial transaction management companies; and business services and outsourcing companies.

Our current Peer Group consists of the following companies:

Paychex Peer Group(1)

		Reported			Net Income
$ In Millions		Fiscal Year			as a % of
Company Name	Ticker	End	Revenue	Net Income	Revenue

Direct Competitor Payroll
Automatic Data Processing, Inc.	ADP	Jun-11	$9,880	$1,254	13%
Financial Transaction Management
Fiserv, Inc.	FISV	Dec-10	$4,133	$496	12%
The Western Union Company	WU	Dec-10	$5,193	$910	18%
Total System Services, Inc.	TSS	Dec-10	$1,718	$194	11%
Global Payments Inc.	GPN	May-11	$1,860	$209	11%
The Brink’s Company	BCO	Dec-10	$3,122	$57	2%
Business Services and Outsourcing
DST Systems, Inc.	DST	Dec-10	$2,329	$319	14%
The Dun & Bradstreet Corporation	DNB	Dec-10	$1,677	$252	15%
Equifax Inc.	EFX	Dec-10	$1,860	$267	14%
Broadridge Financial Solutions, Inc.	BR	Jun-11	$2,167	$170	8%
Robert Half International Inc.	RHI	Dec-10	$3,175	$66	2%
Intuit Inc.	INTU	Jul-11	$3,851	$634	16%
Iron Mountain Incorporated	IRM	Dec-10	$3,128	$(54)	(2)%
Moody’s Corporation	MCO	Dec-10	$2,032	$508	25%
H&R Block, Inc.	HRB	Apr-11	$3,774	$406	11%
TD AMERITRADE Holding Corporation	AMTD	Sep-10	$2,561	$592	23%

Paychex, Inc.	PAYX	May-11	$2,084	$515	25%
Paychex Percentile Rank			31%	75%	94%

(1)	Information in the above table is obtained from Form 10-Ks as filed with the SEC, or from the entity’s fiscal year-end earnings release.

The committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or comparative metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. During fiscal 2011, the committee took action to adjust the Peer Group. Hewitt Associates, Inc. was removed from our Peer Group, as it was acquired by Aon Corporation.

Base Salary

Annually, base salaries are reviewed to determine what, if any, increase is required. For fiscal 2011, the increase in base salaries for NEOs were moderate, with the exception of Mr. Gioja and Mr. McCarthy. Mr. Gioja received a larger salary increase commensurate with the additional responsibilities of overseeing development as well as product management. Mr. McCarthy’s salary increase reflected his strong leadership of the Major Market Services area during the economic recession.

Annual Officer Performance Incentive Program

The annual incentive program provides additional opportunity for compensation in the form of pay-for-performance. The program was established to motivate NEOs to meet the financial goals of the Company, while maintaining alignment with stockholders’ interests.

In the first quarter of fiscal 2011, the committee set a goal for net income for fiscal 2011 as the minimum performance hurdle for the NEOs to be eligible for payout under the program. The Company achieved the net income goal set by the committee for fiscal 2011. This goal is the basis for the maximum allowable payouts for each NEO. The annual incentive program is intended to comply with section 162(m) of the Code for NEOs affected by the $1 million limitation.

Upon achievement of the minimum eligible performance, payouts under our annual incentive program are determined based upon the satisfaction of certain quantitative and qualitative components. The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year, typically based on the Board-approved fiscal year financial plan. The CEO can potentially earn 80% of base salary at target performance with up to 140% of base salary if maximum performance is achieved under the quantitative component of the program. Senior Vice Presidents (“SVP”s) can potentially earn 65% of base salary at target performance with up to 110% of base salary if maximum performance is achieved. VPs potentially could earn 40% of base salary at target performance with up to 70% of base salary if maximum performance is achieved. For fiscal 2011, the quantitative component provided our NEOs the opportunity for compensation based on achievement, as calculated under the program, compared to the following pre-established goals:

Performance Goal	Performance Targets Established
$ In Millions	Threshold	Target	Maximum	Achievement(1)

Annualized New Business Revenue(2)	$483	$508	$523	$456
Service Revenue	$1,958	$2,019	$2,045	$2,027
Operating Income, Net of Certain Items(3)	$672	$700	$712	$741
Operating Income, Net of Certain Items, as a Percentage of Service Revenue	33.9%	34.7%	34.9%	36.5%

(1)	Achievement amounts differ from amounts disclosed in our fiscal 2011 Form 10-K due to calculations specified in the plan design.

(2)	Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year of certain Payroll, Human Resource Services, and Insurance Services to new clients and new product sales to existing clients. This measure is a leading indicator for the subsequent year’s service revenue growth. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients.

(3)	Historically, the sole exclusion from operating income, net of certain items, has been interest on funds held for clients. Operating income, net of certain items is considered a non-GAAP measure. At the discretion of the committee, they may adjust for items that are unusual and infrequent in nature.

The targets for payout are established by the committee with consultation of management. The performance targets of the annual incentive program have both financial and strategic objectives. Targets for the annual incentive program are set at specific financial goals, which are in alignment with stockholder interests. Once the target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the committee reserves the right to apply discretion. The weighting of each performance target is determined by the committee when the targets are established and this weighting varies for each NEO based on the individual’s position. Each of the performance targets applicable to a NEO’s annual incentive program provide the NEO an opportunity to earn a percentage of their annual base salary based on achievement at threshold, target, and maximum. The program was established to motivate our NEOs to meet the financial goals set by the Company as presented to its stockholders.

The qualitative component of the annual incentive program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions unique to the individual. The CEO can potentially receive 20% of base salary and all other NEOs can potentially receive 10% of base salary, the same at threshold, target, and maximum for this component of the program. These goals are highly subjective and are not always based on quantifiable financial measurements. The committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. For fiscal 2011, the committee exercised its discretion and awarded the qualitative component of the awards at the maximum percentage for each NEO. The qualitative component of the annual incentive program is not considered material to the overall compensation for each NEO.

Equity-Based Compensation

To align our NEOs interests with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the Board in July. The exercise price of the award is typically the closing market price, but never less than 100% of fair market value, on the date of the grant. Historically, the July Board meeting has been scheduled to occur approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The committee anticipates continuing its granting practice. In fiscal 2011, the Board also granted equity awards to individuals upon hire or promotion to executive officer positions. These equity awards were not granted during any trading black-out periods. Recipients are notified shortly after Board approval of their grant, noting the number of stock options, shares of restricted stock, target performance shares and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

In July 2010, the committee granted a blend of stock options, time-vested restricted stock, and performance shares. This is the first year that the committee has utilized performance shares. The quantity of awards was based on an estimated total value, as determined by the committee, with that total value split 30% to stock options, 50% to performance shares, and 20% to restricted stock. A larger portion of the value of the equity was shifted to at-risk, performance-based awards in the form of performance shares and stock options. The balance of equity awards in the form of time-vested restricted stock was granted for retention purposes. The quantity delivered was adjusted by the committee at its discretion for individual performance and future potential considerations.

The following equity-based compensation was granted to the NEOs in July 2010:

			Time-Vested
	Performance Shares		Restricted Stock
	at Target	Option Awards	Awards

Martin Mucci(1)	12,411	29,786	4,964
John M. Morphy	—	—	21,931
Michael E. Gioja	7,447	17,872	2,979
William G. Kuchta	—	—	10,966
Michael A. McCarthy	—	—	12,063
Delbert M. Humenik(2)	12,411	29,786	4,964

(1)	Mr. Mucci received these awards while he was in the position of Senior Vice President of Operations. Refer to the discussion under “CEO Compensation” for information on awards granted to him upon his appointment to President and CEO.

(2)	Mr. Humenik resigned in October 2010 and, as a result, forfeited these awards.

The stock options vest annually in 25% increments over four years. The time-vested restricted shares lapse ratably over three years. The number of performance shares to be received will be based on achievement against targets over a two-year cumulative period. The performance targets are service revenue and operating income, net of certain items, as set by the Board. The NEO must be an employee of the Company at the end of a one-year period following the achievement of performance in order to receive the shares. During that one year, dividends shall accrue to be paid when the NEO receives the shares. As an incentive for retention as they near retirement, in lieu of the above three types of equity awards, Mr. Morphy, Mr. Kuchta, and Mr. McCarthy received time-vested restricted stock awards that vest ratably over three years.

In April 2011, the committee determined that with respect to Mr. Morphy, upon his retirement, if such retirement is after calendar year 2011, one additional year of vesting shall be added to all equity awards under agreements outstanding as of April 6, 2011. This recognizes Mr. Morphy’s commitment to ensure a smooth transition for his successor.

Information regarding the equity-based awards granted to the NEOs in fiscal 2011 and in prior years are detailed in the Named Executive Officer Compensation tables included in this Proxy Statement.

CEO Compensation

Mr. Mucci was appointed as President and CEO effective September 30, 2010. Upon this appointment, Mr. Mucci was awarded an annual base salary of $800,000 and granted additional equity awards as follows: 21,451 performance shares at target; 154,591 non-qualified options with an exercise price of $27.28; and 8,580 shares of time-vested restricted stock. The terms of these awards are similar to the awards granted in July 2010, as previously described. The total value of these equity awards is comparable to the lowest quartile in our Peer Group.

It is the responsibility of the committee to evaluate Mr. Mucci’s performance annually and determine his total compensation. Mr. Mucci receives compensation based on his leadership role and the overall performance of the Company. Mr. Mucci receives a base salary that is below the median of salaries for CEOs in our Peer Group. His annual incentive program, as described within the section of this CD&A entitled “Annual Officer Performance Incentive Program,” is below the median for CEOs in our Peer Group, and is commensurate with his leadership role at the Company. For fiscal 2011, his annual incentive program payout was pro-rated between the CEO annual incentive program and the SVP annual incentive program, based on the portion of the year he served in the respective positions. Certain elements of Mr. Mucci’s compensation are significantly higher than those of the SVPs. However, Mr. Mucci’s compensation remains below median when compared to that of the CEOs within our Peer Group.

Stock Ownership Guidelines

In July 2011, the committee increased stock ownership guidelines for our CEO (three times base salary) and SVPs (two times base salary), and established ownership guidelines for all other VPs at one times base salary. The ownership guidelines were established to provide long-term alignment with stockholder interests. For the purposes of achieving the ownership guideline, unvested restricted stock awarded to the executive officers is included.

NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Non-Compete and Other Forfeiture Provisions

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include competition with the Company during a specified period after termination of employment, solicitation of the Company’s clients or employees during a specified period after termination of employment, breach of confidentiality either during or after employment, or engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company. Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this provision, and recover the gross value of any vested restricted shares, including all dividends. In the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to the limitations on 401(k) Plan accounts placed by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the Non-Qualified Deferred Compensation discussion included in the Named Executive Officer Compensation section of this Proxy Statement for more information on how our deferred compensation plan functions.

Change-In-Control Plan

Effective April 6, 2011, the Board approved a Change-in-Control Plan covering the officers of the Company. Upon Involuntary Termination within 12 months following a Change-in-Control, the officer becomes entitled to certain severance benefits. Refer to the Potential Payments upon Termination or Change-In-Control table within the Named Executive Office Compensation section of this Proxy for further discussion. A copy of the Change-in-Control Plan has been filed as exhibit 10.24 to our fiscal 2011 Form 10-K.

Separation Agreements

On July 12, 2010, Paychex announced Mr. Judge’s resignation from his position as President and CEO effective July 31, 2010. In connection with his resignation, Mr. Judge signed a separation agreement. The following is a summary of terms and conditions of that agreement.

•	Mr. Judge received a separation payment of $1.9 million, immediate acceleration on July 31, 2010 of unvested equity awards granted prior to July 1, 2007, and COBRA premiums for health insurance for twelve months.

•	An additional 11,111 shares of restricted stock and an additional 30,000 stock options from the July 17, 2007 awards vested immediately on July 31, 2010.

•	All vested and exercisable equity awards continue to be governed by applicable plan documents.

•	In consideration of the Company entering into the agreement, Mr. Judge agreed to certain non-compete, non-disparagement, confidentiality, and non-solicitation provisions. In addition to the agreement and in consideration of benefits received as indicated above, Mr. Judge entered into a general release of all claims with the Company.

•	Certain terms of Mr. Judge’s employment agreement dated November 30, 2007 survive the separation and remain in full force as do the non-competition, non-solicitation, confidentiality, and detrimental conduct provisions of Mr. Judge’s July 2008 and July 2009 equity compensation agreements with the Company.

Mr. Humenik resigned from his position as Senior Vice President of Sales and Marketing effective October 15, 2010. As part of his separation and release, he received a lump-sum payment equal to six months salary and health insurance premiums.

Subsequent Events

In July 2011, the following equity-based compensation was granted to the NEOs.

			Time-Vested	Performance
	Performance		Restricted Stock	Options at
	Shares at Target	Option Awards	Awards	Target

Martin Mucci	54,455	206,422	19,822	500,000
Michael E. Gioja	11,708	44,381	4,262	250,000

The award quantities granted were determined based on a total estimated value, split between stock options, time-vested restricted stock, and performance shares. The terms of the awards were similar to those granted in July 2010. The total estimated value for each NEO may have been adjusted for individual performance and retention considerations. Mr. Morphy, Mr. Kuchta, and Mr. McCarthy did not receive equity awards due to their plans to retire.

The Board also granted a special award of performance stock options to focus the leadership team on the strategic plan related to the long-term growth of the Company. The performance stock options may vest based on achievement against targets during a five-year period with potential earlier vesting after three years. The Board set performance targets using service revenue and operating income, net of certain items.

In July 2011, the restrictions lapsed on one-sixth of the July 9, 2009 restricted stock award. This acceleration of lapsing was based upon the achievement of the target for operating income, net of certain items, as defined by the 2002 Plan. Actual operating income, net of certain items, for the purposes of acceleration was $740.6 million. The target for service revenue was not achieved. The targets to accelerate the lapsing of the outstanding restricted stock awards granted in July 2008 and 2007 were not achieved, and therefore no lapse occurred. The time-based period for the outstanding restricted stock awards granted in July 2006 expired, and therefore those shares lapsed in July 2011.

Mr. McCarthy announced his retirement from the Company effective August 1, 2011. Christian A. Timol will succeed Mr. McCarthy as Vice President of Major Market Services Sales.

Impact of the Internal Revenue Code

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million, unless specified requirements are met. The committee has carefully considered the impact of this provision as one factor among others in structuring NEO compensation. At this time, it is the committee’s intention to continue to compensate all NEOs based on overall performance. The committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in the Proxy Statement with management. Based on such review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and the Company’s Form 10-K for fiscal 2011.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman
David J. S. Flaschen
Grant M. Inman
Joseph M. Velli

NAMED EXECUTIVE OFFICER COMPENSATION

FISCAL 2011 SUMMARY COMPENSATION TABLE

The table below presents the total compensation paid or earned by each of the NEOs.

						Non-Equity
Name and Principal	Fiscal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards(1),(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Martin Mucci	2011	$666,237	$—	$1,194,353	$726,983	$736,915	$4,900	$3,329,388
President and CEO	2010	$428,003	$—	$232,513	$316,114	$282,482	$—	$1,259,112
	2009	$423,911	$—	$319,500	$291,600	$85,601	$7,254	$1,127,866
John M. Morphy	2011	$458,166	$—	$570,645	$—	$386,722	$3,548	$1,419,081
Senior Vice President,	2010	$439,245	$—	$232,513	$313,493	$289,902	$—	$1,275,153
CFO, and Secretary	2009	$435,611	$—	$292,279	$268,133	$87,849	$8,941	$1,092,813
Michael E. Gioja	2011	$271,692	$—	$252,891	$71,016	$158,536	$1,077	$755,212
Vice President,
Product Development
William G. Kuchta	2011	$318,674	$—	$285,335	$—	$181,631	$2,468	$788,108
Vice President,	2010	$305,513	$—	$116,256	$156,757	$135,902	$—	$714,428
Government Affairs	2009	$303,796	$—	$146,171	$134,070	$53,465	$10,169	$647,671
Michael A. McCarthy	2011	$300,402	$—	$313,879	$—	$136,904	$1,646	$752,831
Vice President, Major	2010	$276,574	$—	$116,256	$156,801	$99,106	$—	$648,737
Market Services Sales	2009	$274,649	$—	$146,171	$134,001	$97,631	$8,159	$660,611
Jonathan J. Judge(6)	2011	$193,558	$—	$—	$—	$—	$1,904,288	$2,097,846
Former President and CEO	2010	$915,000	$50,000	$1,162,516	$1,567,449	$934,825	$27,613	$4,657,403
	2009	$915,000	$—	$1,461,393	$1,340,675	$320,250	$30,221	$4,067,539
Delbert M. Humenik(7)	2011	$174,923	$—	$421,442	$118,358	$—	$241,379	$956,102
Former Senior Vice	2010	$275,385	$—	$224,976	$274,439	$225,000	$18,648	$1,018,448
President, Sales and Marketing

(1)	The amounts in this column include the grant date fair value of restricted stock awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as a lapse in a restricted stock award). The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $26.02 per share, $24.21 per share, and $31.95 per share for the restricted stock awards granted in July of fiscal years 2011, 2010, and the year ended May 31, 2009 (“fiscal 2009”), respectively. Mr. Mucci also received an award on October 12, 2010 at a fair value of $27.28 per share. Refer to the Grants of Plan-Based Awards For Fiscal 2011 table included in this Proxy Statement for further information on restricted stock awards granted in fiscal 2011.

(2)	Also included in this column for fiscal 2011 is the fair value of performance share awards assuming target achievement in the following amounts: Mr. Mucci — $831,128; Mr. Gioja — $175,377; and Mr. Humenik — $292,279. These awards have a two-year performance period, followed by an additional year of service required. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period. The resulting fair values were $23.55 per share for awards granted on July 7, 2010 and $25.12 per share for Mr. Mucci’s additional award on October 12, 2010. If the maximum performance condition were to be achieved, then the value of the performance shares would be as follows: Mr. Mucci — $1,246,668; Mr. Gioja — $263,054; and Mr. Humenik — $438,407. Mr. Humenik subsequently forfeited his award. Refer to note 7 for more information.

(3)	The amounts in this column reflect the grant date fair value for stock option awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options). The fair value for the stock option awards was determined using a

Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

				July
	October	July	September	2009	July	July
	2010	2010	2009	(Special Award)	2009	2008

Risk-Free Interest Rate	1.7%	2.5%	3.1%	2.7%	3.0%	3.5%
Dividend Yield	4.3%	4.2%	4.7%	4.5%	4.5%	3.3%
Volatility Factor	.25	.24	.27	.28	.28	.28
Expected Option Term Life in Years	6.5	6.5	6.5	5.5	6.5	6.5
Fair Value	$3.94	$3.97	$4.90	$2.57	$4.48	$7.29

(4)	The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year end.

(5)	The amounts in this column include the Company’s matching contributions under the 401(k) Plan. Beginning in January 2011, a Company matching contribution was reinstated after a suspension of the employer match in April 2009. The amounts for Mr. Judge and Mr. Humenik for fiscal 2011 include costs related to their respective separation agreements as described in the “Separation Agreement” discussion included in the CD&A. Mr. Humenik also includes $21,260 for a temporary living allowance. There are no tax gross-ups included in these amounts for fiscal 2011. The amounts for Mr. Judge and Mr. Humenik for fiscal 2010 and 2009 reflect costs to attend certain sales events to recognize top performers in sales, not to exceed 2% of the sales force. Within those costs are tax gross-ups of $9,204, and $6,017 for fiscal 2010 and 2009, respectively, for Mr. Judge and tax gross-up of $6,216 for Mr. Humenik for fiscal 2010.

(6)	Mr. Judge resigned from his position as President and CEO effective July 31, 2010.

(7)	Mr. Humenik resigned from his position as Senior Vice President of Sales and Marketing effective October 15, 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2011

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2011 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted in fiscal 2011 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2011.

									All	All Other
									Other	Option		Grant
									Stock	Awards:	Exercise	Date
									Awards:	Number	or	Fair
									Number	of	Base	Value
			Estimated Future Payouts Under			Estimated Future Payouts			of	Securities	Price	of Stock
			Non-Equity Incentive Plan			Under Equity Incentive			Shares	Under-	of	and
			Awards(1)			Plan Awards(2)			of Stock	lying	Option	Option
	Grant	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Martin Mucci	Annual Incentive Program(6)	7/7/2010	$44,940	$112,351	$179,761
	Annual Incentive Program(6)	10/12/2010	$213,333	$533,333	$853,333
	Restricted Stock	7/7/2010							4,964			$129,163
	Restricted Stock	10/12/2010							8,580			$234,062
	Performance Shares	7/7/2010				6,205	12,411	18,616				$292,279
	Performance Shares	10/12/2010				10,725	21,451	32,176				$538,849
	Stock Option	7/7/2010								29,786	$26.02	$118,358
	Stock Option	10/12/2010								154,591	$27.28	$608,625

John M. Morphy	Annual Incentive Program	7/7/2010	$138,362	$345,905	$553,448
	Restricted Stock	7/7/2010							21,931			$570,645

Michael E. Gioja	Annual Inventive Program	7/7/2010	$56,000	$140,000	$224,000
	Restricted Stock	7/7/2010							2,979			$77,514
	Performance Shares	7/7/2010				3,723	7,447	11,170				$175,377
	Stock Option	7/7/2010								17,872	$26.02	$71,016

William G. Kuchta	Annual Incentive Program	7/7/2010	$64,158	$160,395	$256,631
	Restricted Stock	7/7/2010							10,966			$285,335

Michael A. McCarthy	Annual Inventive Program	7/7/2010	$60,846	$152,116	$243,386
	Restricted Stock	7/7/2010							12,063			$313,879

Delbert M. Humenik(7)	Annual Inventive Program	7/7/2010	$—	$—	$—
	Restricted Stock	7/7/2010							4,964			$129,163
	Performance Shares	7/7/2010				6,205	12,411	18,616				$292,279
	Stock Option	7/7/2010								29,786	$26.02	$118,358

Note: Mr. Judge did not receive any grants of plan-based awards in fiscal 2011.

(1)	The amounts in these columns consist of possible annual incentive payouts under our annual incentive program for fiscal 2011. The amounts actually earned by each NEO for fiscal 2011 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2011 Summary Compensation Table.

(2)	The amounts in this column consist of performance share awards granted in fiscal 2011 under the 2002 Plan. The performance targets are over a two-year period. At the end of the performance period, actual shares earned will be determined and will be restricted with a one-year service requirement for the restrictions to lapse. Once the performance period is completed, the NEOs will have voting rights and earn dividends on the underlying restricted shares earned. Dividends are paid at the time of vesting. Upon death or disability, a pro-rata portion of actual performance shares earned for the performance period will be received based on number of days from the beginning of the performance period until the date of death or disability out of the total number of days in the performance period.

(3)	The amounts in this column consist of restricted stock awards granted in fiscal 2011 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. One-third of these shares vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. Upon death or disability, these shares fully vest. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting.

(4)	The amounts in this column consist of stock option awards granted in fiscal 2011 under the 2002 Plan. These stock option awards have an exercise price equal to the closing stock price on the date of grant, have a term of ten years, and vest 25% per annum over a four-year period. Upon death or disability, all unvested options fully vest.

(5)	The amounts in this column represent the aggregate grant date fair value of restricted stock, performance share, and stock option awards granted in fiscal 2011 under the 2002 Plan. The fair values of the restricted stock awards were $26.02 per share for the July 2010 awards and $27.28 per share for Mr. Mucci’s October 2010 award, and were equal to the price of the underlying common stock on the date of grant. The fair values of the performance shares were based on achievement at target and were $23.55 per share for the July 2010 awards and $25.12 per share for Mr. Mucci’s October 2010 award, and were equal to the price of the underlying common stock on the date of grant less the present value of expected dividends over the performance period. The fair values of the July 2010 annual stock option awards and Mr. Mucci’s October 2010 stock option award were $3.97 per share and $3.94 per share, respectively, and were determined using a Black-Scholes option pricing model.

(6)	Mr. Mucci’s annual incentive award was pro-rated between his SVP award granted July 7, 2010 and his award for CEO granted October 12, 2010.

(7)	Mr. Humenik resigned effective October 15, 2010. As a result, he became ineligible for his annual incentive award and forfeited his equity awards.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of restricted stock awards during fiscal 2011. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards				Stock Awards
		Number of				Number of
		Shares		Value Realized		Shares	Value
	Date of	Acquired on	Exercise	on Exercise	Date of	Acquired on	Realized on
Name	Grant	Exercise (#)	Price ($)	($)(1)	Grant	Lapsing (#)	Lapse ($)(2)

Martin Mucci	—	—	—	—	7/9/2009	1,601	$40,281
John M. Morphy	7/9/2009	12,039	$24.21	$100,164	7/17/2007	10,000	$272,600
					7/9/2009	1,601	$40,281
Michael E. Gioja	7/9/2009	7,839	$24.21	$53,227	7/9/2009	991	$24,934
William G. Kuchta	—	—	—	—	7/9/2009	800	$20,128
Michael A. McCarthy	—	—	—	—	7/9/2009	800	$20,128
Jonathan J. Judge	10/1/2004	100,000	$30.68	$309,840	7/13/2006	11,112	$290,245
	7/9/2009	63,289	$24.21	$605,574	7/17/2007	11,111	$290,220
					7/9/2009	8,003	$201,355
Delbert M. Humenik	9/28/2009	11,201	$29.29	$13,553	9/28/2009	1,280	$34,778

(1)	Amounts in this column represent the difference between the market price of a share of the Company’s common stock and the exercise price of the option as of the date of exercise for all options exercised.

(2)	Amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse. For the July 9, 2009 grant and Mr. Humenik’s September 28, 2009 grant, one-sixth of the awards lapsed based on achievement of pre-set performance targets at a closing stock price of $25.16 per share as of July 6, 2010 and $27.17 per share as of September 28, 2010, respectively. Mr. Morphy’s July 17, 2007 time-vested restricted stock lapsed at a closing stock price of $27.26 per share as of October 1, 2010. As part of Mr. Judge’s separation agreement, one-third of the July 13, 2006 grant and one-third of the July 17, 2007 grant lapsed at a closing stock price of $26.12 per share as of August 2, 2010.

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2011

The following table presents the equity awards made to NEOs which are outstanding as of May 31, 2011.

	Option Awards							Stock Awards
										Equity	Equity
										Incentive	Incentive Plan
										Plan	Awards:
										Awards:	Market or
								Number		Number of	Payout Value
			Number of	Number of				of Shares		Unearned	of Unearned
			Securities	Securities			Total	or Units	Market Value	Shares,	Shares, Units
			Underlying	Underlying			Potential	of Stock	of Shares or	Units or	or Other
			Unexercised	Unexercised			Current	That Have	Units of Stock	Other Rights	Rights That
	Option		Options	Options	Option	Option	Value of	Not	That Have Not	That Have	Have Not
	Grant		(Exercisable)	(Unexercisable)	Exercise	Expiration	Outstanding	Vested	Vested	Not Vested	Vested
Name	Date		(#)	(#)(1)	Price ($)	Date	Options(2)	(#)(3),(4)	($)(3),(4),(5)	(#)(6)	($)(6)

Martin Mucci	10/12/2010		—	154,591	$27.28	10/10/2020
	07/07/2010		—	29,786	$26.02	07/06/2020
	07/09/2009		12,658	50,632	$24.21	07/08/2019
	07/09/2009	(7)	5,070	7,605	$31.95	07/09/2018
	07/10/2008		16,000	24,000	$31.95	07/09/2018
	07/17/2007		18,000	12,000	$43.91	07/17/2017
	07/13/2006		24,000	6,000	$36.87	07/13/2016
	07/07/2005		50,000	—	$33.68	07/07/2015
	07/08/2004		30,000	—	$31.79	07/08/2014
	07/10/2003		25,000	—	$29.55	07/10/2013
	07/11/2002		15,000	—	$28.14	07/11/2012	$1,640,005
								38,215	$1,234,345	16,930	$546,839
John M. Morphy	07/09/2009		619	50,632	$24.21	07/08/2019
	07/09/2009	(7)	4,662	6,993	$31.95	07/09/2018
	07/10/2008		14,712	22,069	$31.95	07/09/2018
	07/17/2007		18,000	12,000	$43.91	07/17/2017
	07/13/2006		24,000	6,000	$36.87	07/13/2016
	07/07/2005		50,000	—	$33.68	07/07/2015
	07/08/2004		30,000	—	$31.79	07/08/2014
	07/12/2001		15,000	—	$40.86	07/12/2011	$446,873
								65,750	$2,123,725
Michael E. Gioja	07/07/2010		—	17,872	$26.02	07/06/2020
	07/09/2009		—	31,359	$24.21	07/08/2019
	11/10/2008		4,800	7,200	$26.77	11/09/2018	$432,290
								10,436	$337,083	3,723	$120,253
William G. Kuchta	07/09/2009		6,329	25,318	$24.21	07/08/2019
	07/09/2009	(7)	2,331	3,497	$31.95	07/09/2018
	07/10/2008		7,356	11,035	$31.95	07/09/2018
	07/17/2007		9,000	6,000	$43.91	07/17/2017
	07/13/2006		12,000	3,000	$36.87	07/13/2016
	07/07/2005		25,000	—	$33.68	07/07/2015
	07/08/2004		12,000	—	$31.79	07/08/2014
	07/10/2003		8,000	—	$29.55	07/10/2013
	07/11/2002		15,000	—	$28.14	07/11/2012
	07/12/2001		8,000	—	$40.86	07/12/2011	$355,021
								22,878	$738,959
Michael A. McCarthy	07/09/2009		6,329	25,318	$24.21	07/08/2019
	07/09/2009	(7)	2,331	3,497	$31.95	07/09/2018
	07/10/2008		7,356	11,035	$31.95	07/09/2018
	07/17/2007		9,000	6,000	$43.91	07/17/2017
	07/13/2006		9,000	3,000	$36.87	07/13/2016
	07/07/2005		12,000	—	$33.68	07/07/2015
	07/08/2004		5,000	—	$31.79	07/08/2014	$267,051
								23,975	$774,393
Jonathan J. Judge	07/09/2009	(7)	23,310	—	$31.95	08/02/2011
	07/10/2008		73,562	—	$31.95	08/02/2011
	07/17/2007		120,000	—	$43.91	08/02/2011
	07/13/2006		150,000	—	$36.87	08/02/2011
	07/07/2005		250,000	—	$33.68	08/02/2011
	10/01/2004		550,000	—	$30.68	08/02/2011	$924,905

Note: Mr. Humenik did not have any outstanding equity awards as of May 31, 2011.

(1)	The option awards displayed in this column issued prior to July 2010 vest 20% per annum over a five-year period from the date of grant, except for the July 2009 special award discussed in note 7. Awards issued during and subsequent to July 2010 vest 25% per annum over a four-year period from the date of grant. The following table provides information with respect to the future vesting of each NEO’s outstanding options:

	Number of Securities Vesting (#)
		October/		October/		October/
	July	November	July	November	July	November	July	October
	2011	2011	2012	2012	2013	2013	2014	2014

Martin Mucci	42,639	38,647	36,640	38,648	30,639	38,648	20,105	38,648
John M. Morphy	34,345	—	28,345	—	22,346	—	12,658	—
Michael E. Gioja	12,308	2,400	12,307	2,400	12,308	2,400	12,308	—
Michael A. McCarthy	17,172	—	14,174	—	11,174	—	6,330	—
William G. Kuchta	17,172	—	14,174	—	11,174	—	6,330	—

(2)	The total potential current value of options outstanding is based on the difference between $32.30, the closing price of the Company’s common stock on May 31, 2011, and the option price multiplied by all outstanding options, whether exercisable or unexercisable. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather is intended to provide additional information that stockholders may find useful.

(3)	Total dividends and interest accrued on the restricted stock awards that have not vested as of May 31, 2011 were as follows: Mr. Mucci — $106,199; Mr. Morphy — $215,238; Mr. Gioja — $23,760; Mr. Kuchta — $58,056; and Mr. McCarthy — $59,417.

(4)	The stock awards in these columns include awards on July 7, 2010 and October 12, 2010 that are subject to time-based vesting pro rata over three years. In addition, these columns include grants on July 13, 2006, July 17, 2007, July 10, 2008, and July 9, 2009, which were subject to early vesting for attainment of performance goals. In July 2011, the Board approved the vesting of one-sixth of the July 9, 2009 award based upon achievement against pre-established performance goals. Pursuant to the terms of these awards, the remaining unvested shares will vest on the fifth anniversary of the respective grant dates, assuming the NEO is an employee of the Company on those dates. The following table provides information with respect to the future vesting of each NEO’s outstanding restricted stock awards:

	Number of Securities Vesting (#)
	July	October	July	October	July	October	November	July
	2011	2011	2012	2012	2013	2013	2013	2014

Martin Mucci	5,479	2,860	6,099	2,860	11,655	2,860	—	6,402
John M. Morphy	11,135	10,000	11,755	10,000	16,458	—	—	6,402
Michael E. Gioja	1,984	—	993	—	993	—	2,500	3,966
Michael A. McCarthy	5,933	—	6,244	—	8,596	—	—	3,202
William G. Kuchta	5,568	—	5,878	—	8,230	—	—	3,202

In July 2007, Mr. Morphy received a one-time grant to provide incentive for long-term retention. The award vests one-third per year beginning in October 2010.

(5)	The market value displayed is based on the number of shares that have not vested multiplied by $32.30, the closing price of the Company’s common stock as of May 31, 2011.

(6)	The stock awards in these columns represent performance shares granted on July 7, 2010 and an additional grant on October 12, 2010 for Mr. Mucci. These awards have pre-established performance goals that can be achieved over a two-year period. Shares earned will be determined at the end of the performance period, and then will be restricted with a one-year service requirement before the restrictions lapse. These awards are presented at threshold performance as of May 31, 2011. The market value displayed is based on the number of shares at threshold multiplied by $32.30, the closing price of the Company’s common stock as of May 31, 2011.

(7)	This one-time special option award vested 20% immediately and 20% per annum over a four-year period from the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

FISCAL 2011

2011 Separation Agreements

On July 12, 2010, the Company announced Mr. Judge’s resignation from his position as President and CEO effective July 31, 2010. Mr. Humenik resigned from his position as Senior Vice President of Sales and Marketing effective October 15, 2010. In connection with their respective resignations, both Mr. Judge and Mr. Humenik signed separation agreements. For further discussion on the terms of these agreements, refer to the section entitled “Separation Agreements” within the CD&A.

Change-In-Control Plan

Effective April 6, 2011, the Board approved a Change-in-Control Plan covering the officers of the Company. Upon Involuntary Termination within 12 months following a Change in Control, the officer becomes entitled to certain severance benefits. These benefits are as follows:

•	Cash compensation in the form of a lump-sum payment equal to a multiple of Annual Cash Compensation (Base Salary and Bonus at target) as determined by position within the Company (CEO — 2.0; SVP — 1.5; VP — 1.0);

•	Lump-sum cash payment for prorated portion of current year annual cash performance incentive award at target;

•	Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a prorated basis; and

•	Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period.

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing agreement is qualified in its entirety by reference to the text of the Plan document. Refer to the plan document for definition of capitalized terms. A copy of the Change-In-Control plan document has been filed as Exhibit 10.24 to our fiscal 2011 Form 10-K.

All Other NEOs

With the exception of the Change-in-Control Plan approved in April 2011, NEOs do not have employment arrangements. However, for all NEOs, upon death or disability all unvested stock options and restricted stock awards become fully vested under the terms of the award agreements under the 2002 Plan. Upon death or disability an NEO shall be entitled to a pro-rata portion of actual shares earned under a performance share award, based on number of days in performance period until the date of death or disability as a percentage of the total number of days in the performance period.

Upon death, disability, or retirement, NEOs may be eligible to receive a pro-rated portion of the annual incentive based on actual fiscal year results for the performance period. In addition, all NEOs hired prior to October 2004 will receive a payout of any earned, but unused vacation time if their employment terminates for any reason.

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2011, the compensation and benefits to the NEOs upon separation from employment with the Company for the various reasons specified.

				Termination Other
				Than For Cause/
				Resignation For
	Voluntary			Good Reason within
	Resignation/	Death or		One Year of Change
	Termination	Disability	Retirement	of Control

Martin Mucci
Base Salary(1)	$—	$—	$—	$1,600,000
Annual Incentive	—	736,915	736,915	1,600,000
Options Awards(2)	—	1,383,778	—	1,383,778
Restricted Stock Awards(3)	—	1,234,345	—	1,234,345
Performance Share Awards(4)	—	546,871	—	546,871
Earned and Unused Vacation	59,475	59,475	59,475	59,475
Benefits(5)	—	—	—	27,430

Total	$59,475	$3,961,384	$796,390	$6,451,899

John M. Morphy
Base Salary(1)	$—	$—	$—	$691,811
Annual Incentive	—	386,722	386,722	518,858
Options Awards(2)	—	419,785	—	419,785
Restricted Stock Awards(3)	—	2,123,725	—	2,123,725
Performance Share Awards(4)	—	—	—	—
Earned and Unused Vacation	44,280	44,280	44,280	44,280
Benefits(5)	—	—	—	6,801

Total	$44,280	$2,974,512	$431,002	$3,805,260

Michael E. Gioja
Base Salary(1)	$—	$—	$—	$280,000
Annual Incentive	—	158,536	158,536	140,000
Options Awards(2)	—	405,746	—	405,746
Restricted Stock Awards(3)	—	337,083	—	337,083
Performance Share Awards(4)	—	120,269	—	120,269
Earned and Unused Vacation	—	—	—	—
Benefits(5)	—	—	—	14,854

Total	$—	$1,021,634	$158,536	$1,297,952

William G. Kuchta
Base Salary(1)	$—	$—	$—	$320,789
Annual Incentive	—	181,631	181,631	160,395
Options Awards(2)	—	209,909	—	209,909
Restricted Stock Awards(3)	—	738,959	—	738,959
Performance Share Awards(4)	—	—	—	—
Earned and Unused Vacation	30,846	30,846	30,846	30,846
Benefits(5)	—	—	—	8,893

Total	$30,846	$1,161,345	$212,477	$1,469,791

				Termination Other
				Than For Cause/
				Resignation For
	Voluntary			Good Reason within
	Resignation/	Death or		One Year of Change
	Termination	Disability	Retirement	of Control

Michael A. McCarthy
Base Salary(1)	$—	$—	$—	$304,232
Annual Incentive	—	136,904	136,904	152,116
Options Awards(2)	—	209,909	—	209,909
Restricted Stock Awards(3)	—	774,393	—	774,393
Performance Share Awards(4)	—	—	—	—
Earned and Unused Vacation	35,105	35,105	35,105	35,105
Benefits(5)	—	—	—	12,789

Total	$35,105	$1,156,311	$172,009	$1,488,544

Total for all NEOs	$169,706	$10,275,186	$1,770,414	$14,513,446

(1)	Base Salary is the annual salary at a multiple as outlined in the Change in Control Plan: 2.0 for CEO; 1.5 for SVPs; and 1.0 for VPs.

(2)	The value of the unvested options is determined by the difference in the closing price of the Company’s common stock of $32.30 on May 31, 2011 and the exercise price multiplied by the number of unvested options. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(3)	The value of the unvested stock is based upon the closing price of the Company’s common stock of $32.30 on May 31, 2011.

(4)	The value of the performance shares is based upon the closing price of the Company’s common stock of $32.30 on May 31, 2011, assuming achievement at target, and pro rated for one-half of the performance period completed as of May 31, 2011.

(5)	The value of the cost to continue basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO; 1.5 for SVPs; and 1.0 for VPs.

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2011

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The plan has been designed to comply with the current guidelines of Section 409A of the Code. Eligible employees are able to defer up to 50% of their base salary and annual incentive program award. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes our NEOs’ benefits under the plan:

	Fiscal 2011		Aggregate
	Executive	Aggregate Earnings,	Balance as of May 31,
	Contributions	Net	2011
Name	($)(1)	($)(2)	($)(3),(4)

Martin Mucci	$102,866	$28,067	$584,733
John M. Morphy	$33,504	$8,131	$154,640
Michael E. Gioja	$—	$—	$—
William G. Kuchta	$—	$62,646	$322,369
Michael A. McCarthy	$138,681	$43,727	$803,833
Jonathan J. Judge	$—	$—	$—
Delbert M. Humenik	$—	$—	$—

(1)	Amounts in this column are reflected in the Fiscal 2011 Summary Compensation Table for the fiscal year in which the amounts were received.

(2)	Amounts in this column include both net realized gains/losses and net unrealized gains/losses. They are not included in the Fiscal 2011 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

(3)	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2011 Summary Compensation Table.

(4)	The investment funds managed at Wilmington Trust Company available to NEOs, and the respective one-year rates of return as of May 31, 2011, are as follows:

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return

American Europacific Growth Fund Class C	30.29%	T. Rowe Price Growth Stock Fund	27.44%
BlackRock Global Allocation Fund Class A	19.34%	T. Rowe Price New Income Fund	6.24%
Columbia Acorn Fund Class Z	31.95%	T. Rowe Price Small Cap Value Fund	26.36%
Eaton Vance Large Cap Value Fund Class I	18.40%	Vanguard Prime Money Market Fund	0.08%
Oppenheimer Developing Markets Fund Class A	31.56%	Vanguard Total International Stock Index Fund	31.38%
Fidelity Spartan Extended Market Index Fund	32.57%

OTHER MATTERS AND INFORMATION

Stockholder Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2012 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 4, 2012. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals, which are intended to be presented at the 2012 Annual Meeting of Stockholders but not included in the Company’s Proxy Statement must be received by the Company’s Corporate Secretary at our executive offices on or before July 18, 2012. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2012 Annual Meeting of Stockholders.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at www.paychex.com at the Investor Relations section under “Annual Reports and Proxy Statements.” As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, please vote your proxy via the Internet and follow the instructions to register for electronic delivery.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about August 31, 2011. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

In accordance with notices previously sent to stockholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other holder of record, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank, broker, or other holder of record.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.

1.	Election of Directors	For	Against	Abstain

1a.	B. Thomas Golisano	☐	☐	☐

1b.	Joseph G. Doody	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on Proposal 3.		1 year	2 years	3 years	Abstain

1c.	David J. S. Flaschen	☐	☐	☐	3.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐
1d.	Phillip Horsley	☐	☐	☐

1e.	Grant M. Inman	☐	☐	☐	The Board of Directors recommends you vote FOR Proposal 4.			For	Against	Abstain

1f.	Pamela A. Joseph	☐	☐	☐	4.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.		☐	☐	☐
1g.	Martin Mucci	☐	☐	☐

1h.	Joseph M. Tucci	☐	☐	☐	NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY OCTOBER 6, 2011, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.
1i.	Joseph M. Velli	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

August 31, 2011
Dear Paychex Stockholder:
The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 11, 2011 at 10:00 a.m. Eastern Time at The Strong, One Manhattan Square, Rochester, New York 14607. Please note this is a change in venue from the prior year.
The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.
It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, proxy card, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.
We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.
Sincerely,
Martin Mucci
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

PAYCHEX, INC.
Proxy Solicited on Behalf of the Board of Directors
of Paychex, Inc. for the Annual Meeting, October 11, 2011
PROXY
The undersigned hereby appoints MARTIN MUCCI and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 11, 2011 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.
If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “1 YEAR” IN PROPOSAL 3, AND “FOR” PROPOSAL 4.
Continued and to be signed on reverse side